SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[    ] Preliminary Proxy Statement
[    ] Confidential, for Use of the Commission Only (as
permitted by Rule 14a -6 (e) (2))
[X ] Definitive Proxy Statement
[    ] Definitive Additional Materials
[    ] Soliciting Materials Pursuant to Section 240.14a-
11(c) or Section 240.14a-12

CCH INCORPORATED
(Name of Registrant as Specified In Its Charter)
JoAnn Augustine, Secretary
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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(1),
      14a-6(i) (2) or Item 22 (a) (2) of Schedule 14A.

[   ] $500 per each party to the controversy pursuant to
Exchange Act  Rule 14a-6(i) (3).

[   ] Fee computed on table below per Exchange Act Rules 14a-
6(i) (4) and 0-11.

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applies: ____________________________

2) Aggregate number of securities to which transaction applies: ____________________________

3) Per unit price or other underlying value computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and stated how it was determined):

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4)  Proposed maximum aggregate value of transaction:
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5)  Total fee paid:
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CCH INCORPORATED
2700 Lake Cook Road, Riverwoods, Illinois  60015
Notice of Annual Meeting of Stockholders


 The Annual Meeting of Stockholders of CCH INCORPORATED, formerly known as Commerce Clearing House, Inc., will be held at its corporate headquarters, 2700 Lake Cook Road, Riverwoods, Illinois, on Thursday, March 30, 1995, at 11:00 A.M. for the following purposes:
(1)  To elect a Board of eight Directors.
(2) To approve the appointment of independent public accountants for the fiscal year 1995.
(3) To transact such other business as may properly come before the meeting or any adjournment thereof.
 The close of business on February 10, 1995, was fixed by the Board of Directors as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, this annual meeting or any adjournment thereof.
 A Proxy Statement setting forth certain additional information is enclosed. A copy of the Annual Report to Stockholders, including financial statements, is also enclosed.
 Stockholders who do not expect to attend the Annual Meeting in person are asked to date, sign, and mail promptly the enclosed proxy in the accompanying postpaid envelope.
                                        JoAnn Augustine
                                        Secretary



March 2, 1995




CCH INCORPORATED
2700 Lake Cook Road, Riverwoods, Illinois 60015
(708) 267-7000
March 2, 1995


PROXY STATEMENT
General
Information
 Your proxy is solicited by the Board of Directors of CCH INCORPORATED for use at the Annual Meeting of Stockholders of CCH scheduled to be held at 11:00 A.M. on Thursday, March 30, 1995, or any adjournment thereof. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders of CCH on or about March 2, 1995.
 Proxies in the accompanying form, properly executed and received by CCH prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of contrary instructions, proxies will be voted for all eight nominees for directors named herein and for the other proposals listed in the Annual Meeting Notice.
 The Board of Directors does not know of any other matters to be brought before the meeting; however, if other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon at their discretion. Any stockholder may revoke his or her proxy by giving written notice of revocation to the Secretary of CCH at any time before it is voted, by executing a later-dated proxy, or by attending the meeting and voting his or her shares in person.
 The Board of Directors has fixed the close of business on February 10, 1995, as the record date for the determination of stockholders of CCH entitled to receive notice of and to vote at the Annual Meeting of Stockholders to be held on March 30, 1995, and at any adjournment thereof. There were 17,046,312 shares of Class A Common Stock of CCH (par value $l.00) ("Class A Shares") outstanding and entitled to one vote each as of the close of business on February 10, 1995. As set forth under "Stock Ownership of Principal Stockholders, Nominee Directors, and Management" on page 13 of this Proxy Statement, an aggregate of 9,564,279 Class A Shares were beneficially owned by Oakleigh B. Thorne and Daniel K. Thorne on February 10, 1995.
CCH will bear the cost of preparing, handling, printing, and mailing this Proxy Statement, the accompanying proxy card, and any additional material which may be furnished to holders of Class A Shares, and the actual expense incurred by brokerage houses, fiduciaries, and custodians in forwarding such materials to beneficial owners of Class A Shares held in their names.
Election of
Directors
 The nominees listed below are nominated for election for the ensuing year or until the election of their respective successors. Each nominee is currently serving as a director. Oakleigh B. Thorne and Daniel K. Thorne are brothers, and Oakleigh Thorne is a son of Oakleigh B. Thorne. William C. Egan III is a cousin (by marriage) of Oakleigh B. Thorne. C T Corporation System (CT) and CCH Legal Information Services, Inc. (LIS), referenced below, are subsidiaries of CCH. Effective January 1, 1995, CCH Computax Inc. (Computax) merged into CCH.
Director Nominees_Non-Employees

JOHN C. BURTON, 62, Ernst & Young Professor of Accounting and Finance at Columbia University, New York, New York, since 1962 except from 1976 to 1977, when he served as Deputy Mayor for Finance for the City of New York, and from 1972 to 1976, when he served as Chief Accountant of the Securities and Exchange Commission. Dean of the Columbia University Graduate School of Business from 1982 to 1988. Mr. Burton is also a director of Scholastic Inc., Manville Corporation, CPAC, Inc., and Salomon Swapco, a wholly-owned subsidiary of Salomon Brothers Inc, and was a Governor at Large for the National Association of Securities Dealers from 1991 to 1994. Director of CCH since 1979.


WILLIAM C. EGAN III, 49, Executive Vice President of
Consumer Products Worldwide of Johnson & Johnson Inc. since
January 1995. President of the Arm & Hammer Division of
Church and Dwight, Inc. and Chairman of Church & Dwight,
Ltd. (Canada) from 1990 to 1994; and President of Johnson &
Johnson Baby Products Company and Chairman of Windsor
Minerals, Inc. from 1987 to 1989. Director of CCH since
1993.


ROBERT H. MUNDHEIM, 62, Executive Vice President and General Counsel for Salomon, Inc. and a Managing Director and member of the Executive Committee of Salomon Brothers Inc since 1992. Co-chairman of the law firm of Fried, Frank, Harris, Shriver and Jacobson from 1989 to 1992 and University Professor of Law and Finance Emeritus, University of Pennsylvania Law School. Dean of the University of Pennsylvania Law School from 1982 to 1989. A member of the faculty of the University of Pennsylvania since 1965, except for the period from 1977 to 1980, when he served as General Counsel of the Treasury Department. Served National Association of Securities Dealers as Governor at Large from 1988 to 1991 and Vice Chairman-Finance, 1990-1991. Director of CCH since 1981.


DANIEL K. THORNE, 43, Private Investor.    Mr. Thorne is
also a Director of Imperial Holly Corporation.  Director of
CCH since 1977.

Director Nominees_Employees

EDWARD L. MASSIE, 65, President and CEO and Member of the
Executive Committee of CCH since 1991. Executive Vice
President of CCH from 1980 to 1991, Vice President since
1976. Director of CCH since 1981.


OAKLEIGH B. THORNE, 62, Chairman of CCH since 1975. Mr.
Thorne is also a Director of the Bank of Millbrook and Fiduciary Trust Company International. President of CT from
1967 to 1977. Director of CCH since 1959.


OAKLEIGH THORNE, 37, Member of Executive Committee since
1992. Executive Vice President of CCH from 1991 to 1992,
President of LIS from 1988 to 1992.  Director of CCH since
1988.


RALPH C. WHITLEY, 52, Member of Executive Committee since
1992. President of CCH Computax, Inc. from 1992 to 1994.
Executive Vice President of CCH Computax, Inc. from 1978 to
1992.  Director of CCH since 1993.

Board and Committee
Meetings
During 1994 there were 11 meetings of the Board of Directors. The Board has an Audit Committee and a Compensation Committee. The CCH Board does not have a standing nominating committee or any committee serving similar functions, nor is there an executive committee of the Board. The Executive Committee mentioned above is an executive management committee responsible for day-to-day operations, but it cannot act in lieu of the Board.
The Audit Committee of the Board consists of John C. Burton (Chairman), Robert H. Mundheim, and Daniel K. Thorne and met two times during 1994. The principal functions of the Audit Committee of the Board are to recommend independent auditors to be engaged by the Board, to review with the auditors the scope and results of the audit engagement, to review CCH's financial statements, financial accounting policies, and decisions embodied in the annual financial statements, and to exercise general oversight with respect to CCH's internal accounting control systems.
The Compensation Committee consists of Robert H. Mundheim (Chairman), John C. Burton, and William C. Egan, III, and
met five times during 1994.    The principal function of the
Compensation Committee is to determine the compensation of all executive officers of CCH, to recommend to the Board the terms of principal compensation plans requiring stockholder approval or benefiting executive officers, and to administer the plans.
Compensation of
Directors
Each non-employee director is entitled to receive $30,000 annually for serving as a director. Employee directors receive $250 for each meeting of the Board they attend. The directors who chair the Audit Committee and the Compensation Committee each receive an additional $5,000 annually for such services, and directors serving on those committees receive $500 for each Audit or Compensation Committee meeting they attend. Each non-employee director made a one-time irrevocable election in 1993 (or, if later, when such non-employee director began serving on the Board), to substitute phantom units of Class B Shares for all or a portion of such director's next ten years of cash compensation for services as a director. Such phantom units will be settled ten years after the deferral election was made or the director's retirement from the Board, whichever is earlier, in an amount equal to the then fair market value of the corresponding Class B Shares.
The number of phantom stock units credited to a director's account is determined by dividing the amount of the director's deferred compensation by an amount equal to 75% of the price of the Class B Shares on February 11, 1993, in the case of a director elected on March 15, 1993, or, in the case of a director joining the Board thereafter, by an amount equal to 75% of the price of the Class B Shares on the date the director becomes eligible to participate in the plan. In addition, each director's phantom stock account is credited with phantom dividends in the form of additional phantom stock. The amount of phantom stock so credited is calculated by dividing the amount of dividends that would have been paid on the phantom shares already credited to the director's account had those phantom shares been actual Class B Shares by an amount equal to 75% of the price of Class B Shares on February 11, 1993, in the case of a director elected on March 15, 1993, or, in the case of a director joining the Board thereafter, by an amount equal to 75% of the price of the Class B Shares on the date the director becomes eligible to participate in the plan.
In addition, non-employee directors who do not have benefits under any other CCH employee retirement plan are entitled to a retirement annuity ranging from 50% (for 10 years of service) to 100% (for 20 years of service) of the amount payable to such directors for services during the final year of service. Benefits under this plan will normally begin at the later of the attainment of age 70 or retirement from the Board. The retired director will receive full benefits for life or for the number of years of service on the Board, whichever is less.
Summary Compensation Table
The Summary Compensation Table shows total annual compensation for the CEO and the next six most highly compensated executive officers ("Named Executive Officers").

Long-Term Compensation
Annual Compensation Awards    Payouts
                    Other          Securities
Name                Annual    Restricted     Under-
All Other
and                 Compen-   Stock     lying     LTIP
Compen-
Principal                sation    Award(s)  Options/
Payouts   sation(1)
Position    Year     Salary ($)      Bonus ($)      ($)
($)       SARs (#)    ($)       ($)
Edward L. Massie
President and Chief Executive Officer   1994 405,962
196,800   _    _    35,000    _    6,400
President and Chief Executive Officer   1993 391,546
153,734   _    _    120,000   _     7,613
President and Chief Executive Officer   1992 380,000
110,000   _    _    _    _    13,459

Jonathan Copulsky
Sr. Officer, Product/Customer Mgt. 1994 202,308   87,571
_         _    20,000    _    2,824
Sr. Officer, Product/Customer Mgt. 1993 191,538   63,677
9,742(2)  _    60,000    _    2,585
Sr. Officer, Product/Customer Mgt. 1992 180,000   25,000
34,882(3)      _    _    _    _

Richard G. Honor
Sr. Officer, International    1994 210,923   81,408
36,000(4) _    3,750     _    3,475
Sr. Officer, International    1993 206,154   29,515
36,571(5) _    30,000    _    4,157
Sr. Officer, International    1992 180,870   6,250
11,778(6)      _    _    _    1,491

Oakleigh B. Thorne
Chairman of the Board    1994 290,000   0    _    _    0
_    4,661
Chairman of the Board    1993 200,000   90,000    _    _
0    _    4,315
Chairman of the Board    1992 200,000    90,000   _    _
_    _    7,084

Oakleigh Thorne
Member of Executive Committee 1994 224,077   110,400   _
_    35,000    _    791
Member of Executive Committee 1993 206,154   80,954    _
_    100,000   _    4,099
Member of Executive Committee 1992 200,000   65,000    _
_    _    _    7,084

Ralph C. Whitley
Member of Executive Committee 1994 235,962   115,200
12,500(2) _    35,000    _       3,850
Member of Executive Committee 1993 229,717
129,909(7)     41,367(3) _    100,000   _    4,264
Member of Executive Committee 1992 216,000   69,000    _
_    _    _    7,604

Hugh J. Yarrington(8)
Sr. Officer, Knowledge   1994 207,308   87,539    3,013(2)
_    20,000    _            1,280
Sr. Officer, Knowledge   1993 73,077    26,250    28,932(3)
_    60,000    _         262
(1) The totals in this column reflect the value of the CCH contributions to the CCH Employees' Profit-Sharing Plan.
The 1994 amounts
include additional 1994 Plan contributions that have been estimated because the contribution is not calculable at this time. The estimate is expected to be accurate to within + 5%. The 1993 contributions shown here are actual, whereas in last year's proxy statement they were estimated.
(2) Represents reimbursement for taxes incurred as a result of relocation in the previous year.
(3) Represents reimbursement for relocation expenses.
(4)  Represents automobile and housing allowances.
(5) Of this amount, $36,000 was for automobile and housing allowances, $207 was for relocation expenses, and $364 represents reimbursement for taxes incurred as a result of relocation expense reimbursement in the previous year.
(6) Of this amount, $9,692 was for automobile and housing allowances and $11,778 was for relocation.
(7) Of this amount $42,339 was for payment of accrued vacation upon transfer from Computax to CCH.
(8) Hired August 16, 1993.
Options/SAR Grants
The following tables set forth information pertaining to grants of stock options to the Named Executive Officers during 1994 as well as to stock options held by the Named Executive Officers at the end of 1994. All such options were granted under the 1993 Long-Term Incentive Plan and relate to Class B Shares. No stock appreciation rights were granted during 1994. None of the Named Executive Officers exercised any stock options during 1994.
Options/SAR Grants in Last Fiscal Year
Individual Grants
          % of Total
     Number of      Options/
     Securities     SARs
     Underlying     Granted to     Exercise
     Options/  Employees or Base        Grant Date
     SARs in Fiscal Price     Expiration     Present
Name Granted   Year ($/Sh)    Date(1)   Value ($)(2)
Edward L. Massie    35,000    13.1%     17.000    2/10/04
173,950
Jonathan Copulsky   20,000    7.5% 17.000    2/10/04
99,400
Richard G. Honor    3,750     1.4% 17.000    2/10/04
18,638
Oakleigh B. Thorne   0   0      _    _  0
Oakleigh Thorne     35,000    13.1%     17.000    2/10/04
173,950
Ralph C. Whitley    35,000    13.1%     17.000    2/10/04
173,950
Hugh J. Yarrington  20,000    7.5% 17.000    2/10/04
99,400

(1) In general, the options granted in 1994 to all executive officers (other than the Chief Executive Officer and Richard
G. Honor) become exercisable at the rate of one half on the second anniversary of the grant date and one quarter on the third and fourth anniversaries of the grant date. For Mr. Massie and Mr. Honor, all of their 1994 options become exercisable on the second anniversary of the date of grant. Under the terms of the 1993 Long Term Incentive Plan, in the event of a change of control, as defined in the Plan, all options become immediately vested and exercisable.
(2) The Black-Scholes option pricing model has been used to calculate present value as of the date of grant, February 10, 1994. The present value as of the date of grant, calculated using the Black-Scholes model, is based on assumptions about future interest rates, stock price volatility, and dividend yield. The Black-Scholes model is a complicated mathematical formula widely used to value exchange-traded options. However, stock options granted by CCH to its executive officers differ from exchange-traded options in three key respects: CCH's options are long-term, non-transferable, and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. There is no assurance that the assumptions used, as described below will prove to be true in the future. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, that may be realized by each individual will depend on the market price of Class B Shares on the date of exercise. The following key assumptions were used in the calculation: a risk-free rate of return equal to the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term (5.923%); a 9-month volatility of 25% as reported in Bloomberg Financial Services as of February 28, 1994; a dividend yield of 3.20%; and time of exercise of 10 years (exercisable only at maturity).

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-
End Option/SAR Values
                                                  Value of
               Number of Securities     Unexercised
               Underlying     In-the-Money
               Unexercised    Options/SARs at
               Options/SARs at     Fiscal Year-
               Fiscal Year-End (#) End ($)
     Shares Acquired          Exercisable/   Exercisable/
Name on Exercise (#)     Valued Realized ($) Unexercisable
Unexercisable
Edward L. Massie    _    _    0/155,000 0/0
Jonathan Copulsky   _    _    0/80,000  0/0
Richard G. Honor    _    _    0/33,750  0/0
Oakleigh B. Thorne  _    _    0/0  0/0
Oakleigh Thorne     _    _    0/135,000 0/0
Ralph C. Whitley    _    _    0/135,000 0/0
Hugh J. Yarrington  _    _    0/80,000  0/0
Report of the Compensation Committee
The Compensation Committee has the ultimate responsibility for CCH's executive compensation policies and practices.
The Compensation Committee determines all elements of compensation for the members of CCH's "Executive Committee" (which is an executive management committee, not an executive committee of the Board of Directors), and approves all elements of compensation for CCH's other executive officers. The Compensation Committee also administers CCH's Short-Term Incentive Plan (the "STIP"), which is an annual bonus plan, and its Long-Term Incentive Plan (the "LTIP"), pursuant to which certain stock options or other awards may be granted to executive officers and other key employees.
In 1994, the compensation of all executive officers, other than the Chairman, was made up of three components_base salary, a performance bonus under the STIP, and a grant of stock options under the LTIP. The Chairman received base salary only. The Chairman does not participate in the STIP or the LTIP. The following describes the process by which CCH's executive officers' 1994 compensation was determined. Base Salary
In general, the Compensation Committee determines the base salaries of executive officers on the basis of a subjective determination. In the first quarter of each year, the Compensation Committee meets with the Executive Committee to discuss the appropriate levels of base salary for executive officers, other than the members of the Executive Committee. The Compensation Committee then approves, with any modifications it deems appropriate, the recommendations of the Executive Committee. Base salary increases for executives become effective in April of each year.
In recommending and approving appropriate base salaries for executive officers, the Executive Committee and the Compensation Committee may take into account a number of factors, each of which may be given different weight with respect to each executive officer. These factors include each executive officer's and CCH's performance during the prior year (including, in the case of CCH's performance, CCH's operating profit, net income, and inventory renewal value); the extent to which the individual met the prior year's goals; CCH's expected performance in the coming year; the executive officer's anticipated contribution to CCH's performance during the coming year; any anticipated increases or decreases in an individual's responsibilities in the coming year; the extent to which the Compensation Committee believes an individual's base salary is competitive with the base salaries of individuals having similar positions at competitive companies;1 and the effect of inflation on the executive officer's base salary. For 1994, the base salaries of executive officers (other than members of the Executive Committee) increased by between 1.9% and 9.3%, and by 4.8% in the aggregate, over 1993 levels.
The Compensation Committee determines the base salaries of the members of the Executive Committee in its discretion on the basis of similar considerations. As with the other executive officers, base salary increases become effective in April of each year. The annual base salaries of the members of the Executive Committee were increased as follows over 1993 levels: 3.8% for Mr. Massie, 4.5% for Mr. Whitley, and 11.6% for Mr. Thorne. In the aggregate, Executive Committee base salaries increased by 6.4% over 1993 levels. The greater increase in Mr. Thorne's base salary relative to the other members of the Executive Committee resulted primarily from the Compensation Committee's desire to make his base salary comparable to that of Mr. Whitley, with whom Mr. Thorne shared comparable responsibilities in 1994. The Chief Executive Officer's annual base salary for 1994 was $410,000.
The Chairman's base salary in 1994 was $290,000, an amount equal to the aggregate of his 1993 base salary plus his 1993 bonus. The Chairman's base salary reflected a decision, explained to shareholders in 1993, to compensate the Chairman solely through an appropriate base salary. The amount of the Chairman's compensation was determined on the basis of a subjective determination by the Compensation Committee as to the Chairman's contribution to CCH. The Chairman's total compensation has remained unchanged since 1991.
Performance Pay
A significant portion of the total compensation of CCH's executive officers is designed to be directly linked to CCH performance through annual bonuses under the STIP. An additional significant portion of the total compensation of CCH's executive officers is intended to be directly linked to the market performance of CCH stock through grants of stock options under the LTIP.
Stock Option Grants Under the LTIP. The Compensation Committee determines the amount of grants to executive officers under the LTIP on the basis of a subjective determination by the Compensation Committee as to the number of options necessary to provide the appropriate incentive. In determining the appropriate incentive, the Compensation Committee takes into account various factors, including prior grants to the executive officers under the LTIP and the grant that the Compensation Committee believes is appropriate to provide each particular executive officer with a realistic notion that the grant will result in significant wealth creation if CCH's stock performs well.
In determining the appropriate option grants to the executive officers, the Compensation Committee also considered, among other things, an analysis prepared by CCH's compensation consultants in 1993, when the LTIP was adopted.2 In 1994, the Compensation Committee deviated from this analysis, however, by granting a greater number of options to the executive officers than the consultants had recommended. While the consultants had recommended annual grants in respect of approximately one-quarter of the shares with respect to which options were granted in 1993, the Compensation Committee in 1994 generally granted options with respect to approximately one-third of the shares with respect to which options were granted in 1993. The Compensation Committee believed that these increased grants were a needed incentive for CCH's executive officers to continue to exert the necessary energy and commitment to meet CCH's 1994 projected budget targets.
In 1994, the Compensation Committee granted to all individuals who were executive officers in 1994 options to purchase an aggregate of 266,250 Class B Shares under the LTIP. Of these grants, the Chief Executive Officer (as well as the other members of the Executive Committee) received options to purchase 35,000 shares, and the Named Executive Officers other than the Chief Executive Officer received options to purchase an aggregate of 113,750 shares.
Because the exercise price of all the options granted to executive officers in 1994 was the fair market value of Class B Shares on the date of grant, any value that the executive officers may derive from these grants will be based entirely on the growth in value of Class B Shares. Performance Bonuses Under the STIP. The Compensation Committee also links executive officer compensation to CCH performance through annual incentive bonuses under the STIP. In 1994, all of CCH's executive officers, other than the Chairman, participated in the STIP. The STIP provides for bonuses that generally vary with the degree to which participants and CCH meet specific performance goals, as described more fully below. If performance goals were met, an individual would receive his or her target bonus. Target bonuses for executive officers in 1994 were between 25% and 40% of 1994 base salary.
Provided that minimum performance goals were achieved, awards under the STIP could range from 50% to 150% of the individual's target bonus. Minimum, maximum, and target bonus levels were selected to reflect the at-risk nature of the bonus and in order to keep the prospect of bonus earnings in line with competitive practices in companies of comparable size.3 As described in 1993, this program entails substantially more risk than CCH's bonus practice prior to the program's inception in 1993. Accordingly, a transitional approach was approved by the Compensation Committee when the STIP was established. Under that transitional approach, even if minimum performance goals were not achieved in 1994, an individual, other than a member of the Executive Committee, still would receive 50% of his or her 1992 bonus. Members of the Executive Committee did not have any such guaranteed bonus under the STIP in 1994. In 1995, it is anticipated that no bonuses will be paid to executive officers if minimum performance goals are not achieved.
The amount of an individual's bonus under the STIP depends on meeting a combination of corporate and organizational financial and nonfinancial performance goals. The corporate financial goals on which 1994 STIP bonuses were based were
(a) 1994 budgeted corporate operating earnings prior to restructuring and not including the effects of acquisitions and divestitures and (b) a targeted increase in U.S. publishing inventory renewal value during 1994.
Bonuses for executive officers, other than members of the Executive Committee, also were based in part on financial objectives relating to each executive's function. Nonfinancial objectives varied with each executive's function. Subjective performance determinations included internal peer evaluations and Executive Committee discretion. As a group, CCH's executive officers received bonuses equal to 120% of their targets under the STIP.
The Chief Executive Officer's STIP bonus (as well as the STIP bonus of each of the other members of the Executive Committee) was based on two objective corporate performance goals (with the weightings shown) _CCH's corporate operating earnings (50%) and increases in U.S. publishing inventory renewal value during 1994 (20%), and one subjective goal (with the weighting shown)_implementation of certain reengineered business processes (30%). The Chief Executive Officer's bonus payable if minimum performance goals were met was $82,000, his target bonus was $164,000, and his maximum bonus was $246,000. The Chief Executive Officer's actual bonus under the STIP for 1994 was $196,800.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code of 1986 places a limit on tax deductions for compensation paid to certain "covered employees" in excess of $1 million. In 1994, none of the executive officers received compensation approaching $1 million. Further, because the stock options granted under the LTIP are expected to constitute "performance-based compensation," amounts received by "covered employees" as a result of those options will not be taken into account under the $1 million limit.
Compensation Committee
Robert H. Mundheim
John C. Burton
William C. Egan, III

1         CCH did not commission a study of the salary
structures of competitive companies during 1994. In 1993, CCH's compensation consultants prepared a study comparing CCH's salary structure to the salary structures of companies having similar gross revenues. This study compared CCH executive positions with benchmark positions reported in several published surveys. This information was augmented with data obtained from proxy statements of 17 companies in the printing and publishing industry and a telephone survey of accountants and consultants conducted by CCH's compensation consultants. In 1993, the Committee undertook to assure that the base salaries (other than those of the members of the Executive Committee) were at or near the median base salaries of individuals having similar positions at competitive companies, using the 1993 consultants' report. In 1994, the Committee determined that the 1993 consultants' report continued to provide relevant data and used it in determining the extent to which CCH base salaries were competitive.
2    According to this analysis, prior to 1992, when the
LTIP was adopted, employee equity exposure through stock, stock options, and restricted stock at CCH was significantly below such equity exposure in the publishing and printing industry generally. Shares beneficially owned by employees through qualified retirement plans were excluded from the competitive analysis and from all figures presented here. Shares held by Oakleigh B. Thorne were omitted from the study. The companies included in the competitive analysis were: Affiliated Publications, Inc.; Bowne & Co., Inc.; Capital Cities/ABC, Inc.; CBS, Inc.; R.R. Donnelly Co.; Dow Jones & Co.; Dun and Bradstreet Corp.; Gannett Co.; Jefferson-Pilot Corp.; Knight-Ridder, Inc.; Lee Enterprises, Inc.; McGraw Hill, Inc.; Media General, Inc.; Multimedia, Inc.; Times Mirror Co.; Tribune Co.; and Washington Post Co. Two-thirds of these companies are included in the Information Industry Bulletin 45, which is the peer group in the shareholder return performance information on page 10 of this Proxy Statement. The consultants' analysis suggested an initial grant in 1993 of approximately 2.18% of CCH's shares outstanding, thus raising CCH officer equity exposure to 2.8% of shares outstanding (which was just above the 25th percentile of employee stockholdings for the competitive companies), and further recommended annual aggregate grants thereafter in respect of approximately one-quarter of the 1993 grants (approximately 200,000 shares per year in the aggregate), or .57% of shares outstanding (placing CCH slightly below the median of the annual option grants or the competitive companies, which granted an average of .72% of shares outstanding in the three years prior to the analysis).
3    In determining competitive practices, the Committee
relied on a study prepared in 1993 by CCH's compensation consultants. For a discussion of the methodology used in this study, see the footnote accompanying the text under "Base Salary" on page 7 of this Proxy Statement.

Shareholder Return
Performance Information
Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Class A Shares against the change in the cumulative total return of the Russell 2500 market index and the Information Industry Bulletin 45 U.S. Cumulative Total Return Index for the five-year period that commenced January 1, 1990 and ended December 31, 1994.
Russell 2500
CCH believes that the companies listed in the S&P 500 are too large to be representative of the market influences on CCH's stock. CCH is not within the S&P 500 Stock Index. The Russell 2500 index is made up of the next 2500 largest companies by market capitalization after the S&P 500. CCH believes that the Russell 2500 is more representative than the S&P 500 because the average market capitalization of the companies comprising the Russell 2500 approximates that of CCH.
Peer Group
CCH has chosen the Information Industry Bulletin 45 U.S. Index for its peer group index. The IIB 45, a published and readily available index, tracks companies that derive at least 50% of their annual revenues from information activities. CCH believes that the industry factors and market conditions faced by the IIB 45 companies are similar to those encountered by CCH. Moreover, since this group consists of domestic companies only, it provides an index that is not subject to the fluctuations of overseas stock markets.
Five-Year Cumulative Return Comparison*
CCH Class A Russell 2500 Index and IIB 45 U.S. Index
CCH Class A, IIB 45 and Russell 2500 Indicies, Trailing
Twelve Months
December 31, 1994

CCH  Russell 2500   IIB 45 Index
Annual    Indexed   Index     Annual    Indexed   Index
Annual    Indexed   Index
Year Return    Return    Value     Return    Return    Value
Return    Return    Value
1989 100.00    100.00    100.00
1990 6.74%     1.0674    106.74    (14.87%)  0.8513    85.13
(17.00%)  0.8300    83.00
1991 (4.72%)   0.9528    101.70    46.68%    1.4668
124.87    23.00%    1.2300    102.09
1992 (7.56%)   0.9244    94.01     16.17%    1.1617
145.06    12.20%    1.1220    114.54
1993 3.84%     1.0384    97.62     16.54%    1.1654
169.05    16.50%    1.1650    133.44
1994 (3.10%)   0.9690    94.60     (1.60%)   0.9840
166.35    (8.15%)   0.9185    122.57


*Total return assumes reinvestment of dividends.
**Returns are based on information from outside sources. Stocks in the index are selected from the
Information Industry Bulletin's index for domestic
companies.
Pension Plan
CCH maintains an integrated pension plan (the "Pension Plan") that provides for defined benefits to eligible officers and employees of CCH and its participating subsidiaries upon retirement at a specified age. These benefits are based on the participant's number of years of service, final average pay (the individual's highest average pay in any 60 consecutive months in his or her last 120 months of service), and the individual's "excess final average pay" (the portion, if any, of final average pay that exceeds the average amount of pay subject to Social Security tax). Under the Pension Plan, a participant's pay includes base salary, overtime, commissions, and bonuses (subject to certain limitations under the Code). CCH also maintains an unfunded supplemental employee retirement plan, described more fully below (the "SERP"). The estimated aggregate benefits payable upon retirement under the Pension Plan and the SERP to persons in specified final average pay and years of service classifications are listed in the table below. The normal retirement pension at age 65 is shown in the table below in the form of a straight life annuity (although other options, including lump sum and a joint and survivor annuity option, are available) for different levels of earnings and years of service.
                              Years of Service
Average Annual
Earnings  15   20   25   30   35   40
$  25,000 $   4,417 $   5,939 $   7,462 $   8,837      $
10,112    $  11,362
$  50,000 11,205    15,039    18,874    21,624
24,174    26,674
$100,000  24,780    33,239    41,699    47,199
52,299    57,299
$250,000  65,505    87,839    110,174   123,924
136,674   149,174
$500,000  133,380   178,839   224,299   251,799
277,299   302,299
$750,000  201,255   269,839   338,424   379,674
417,924   455,424


  As of January 1, 1995, each Named Executive Officer had
the following number of years of service under the Pension
Plan and the SERP:
                              Years of Service
Edward L. Massie    40
Jonathan Copulsky   3
Richard G. Honor (1)     2
Oakleigh B. Thorne  33
Oakleigh Thorne     8
Ralph C. Whitley    26
Hugh J. Yarrington  1

The Pension Plan formula provides that a participant's annual benefit will equal the sum of (a) 1.2% of final average pay multiplied by the participant's years of service prior to 1989 plus 1.1% of final average pay multiplied by the participant's years of service after 1988 (up to 25 years of service), (b) 1% of final average pay multiplied by the participant's years of service over 25, and (c) .65% of "excess final average pay" multiplied by the participant's years of service up to 25.
The Pension Plan is integrated with Social Security. However, benefit amounts are not subject to deduction for Social Security benefits or other offset amounts.
(1) Mr. Honor retired under the pension plan of CCH Australia in 1992 prior to relocating to the United States to establish the
International Organization for the parent company.
Supplemental Retirement Plan
The SERP provides benefits to certain "highly compensated" employees (as defined in Section 414(q)(1)(B) of the Code) equal to the excess, if any, of the benefit they would have received under the Pension Plan formula as it existed on December 31, 1988, without regard to certain limitations contained in the Code that generally are applicable under the Pension Plan, over the benefit they receive under the Pension Plan. The Pension Plan formula as of December 31, 1988 provided that a participant's annual benefit would equal the sum of (a) 2% of final average pay multiplied by the participant's years of service up to 25 and (b) 1% of final average pay multiplied by the participant's years of service over 25, reduced by (c) 2% of the participant's estimated primary Social Security benefit multiplied by the participant's years of service up to 25.
Under the SERP, a participant's pay generally is the same as his or her pay under the Pension Plan but is not subject to any limitations imposed on the Pension Plan by the Code.
The benefit under the SERP is integrated with Social Security, and the formula incorporates a deduction for Social Security benefits.
Stock Ownership of Principal Stockholders,
Nominee Directors, and Management
The following table shows the number of Class A and Class B Shares beneficially owned and the percentage of the outstanding shares of Class A and Class B Shares so owned, as of February 10, 1995, as to (1) each person known to the management of CCH to be the beneficial owner of more than five percent of the outstanding shares of Class A or Class B Shares, (2) each nominee director, and (3) the Named Executive Officers. Unless otherwise indicated, the shares owned are less than 1% of the indicated class. Unless otherwise indicated, the owner has sole voting and investment power with respect to the listed shares.
Beneficial Owner    Class A   Percent of     Class B
Percent of
and Address(1) Shares Owned   Class A Shares Shares Owned(2)
Class B Shares
Ariel Capital Management Inc.(3)   1,429,585 8.4% 0
307 North Michigan Avenue
Chicago, Illinois
David L. Babson & Co., Inc.(4)     0         1,259,110 7.4%
One Memorial Drive
Cambridge, Massachusetts
John C. Burton 2,000          2,000
Jonathan Copulsky   245       7,782
William C. Egan, III     0         0
Richard G. Honor    1,000          15,000
Edward L. Massie    13,545         75,391
Robert H. Mundheim  500       2,000
Daniel K. Thorne    1,546,852 9.0% 1,546,852 9.2%
Oakleigh B. Thorne(5)    8,017,427 47.0%     8,021,272 47.4%
Oakleigh Thorne     1,370          14,042
Ralph C. Whitley    4,249          17,373
Hugh J. Yarrington  0         0
All Executive Officers and    9,581,973 56.2%     9,750,933
57.2%
Directors as a group (18 persons)
All Executive Officers and    27,694         182,809   1.1%
Directors as a group (16 persons) other
than Oakleigh B. and Daniel K. Thorne
(1) Address of 5% stockholders is 2700 Lake Cook Road, Riverwoods, IL, except where specified.
(2) Class B Shares owned includes shares issuable upon the exercise of options that will be exercisable within 60 days as follows: Edward L. Massie, 60,000; Jonathan Copulsky, 7,500; Richard G. Honor, 15,000;Oakleigh Thorne, 12,500; Ralph Whitley, 12,500; all other executive officers and directors as a group, 43,750; all executive officers and directors as a group, 151,250.
(3) Based on the most recent report on Schedule 13G filed with the SEC, Ariel Capital Management Inc. reported sole voting power with respect to 940,150 Class A Shares, shared voting power with respect to 91,975 Class A Shares, and sole investment discretion for 1,429,585 Class A Shares.
(4) Based on the most recent report on Schedule 13G filed with the SEC, David L. Babson & Co., Inc. reported sole voting power with respect to 568,370 Class B Shares, shared voting power with respect to 690,740 Class B Shares, and sole investment discretion for 1,259,110 Class B Shares.
(5) Includes 7,673,945 Class A and Class B Shares held by certain trusts over which Oakleigh B. Thorne has sole or shared voting and investment authority and 200,009 Class A and Class B Shares held by a charitable foundation of which Oakleigh B. Thorne is a co-trustee. Chemical Banking Corporation and its subsidiary, Chemical Bank, 277 Park Avenue, New York, New York, have advised CCH that they have shared voting authority over 1,912,852 Class A and Class B Shares, sole voting authority over 3,000 Class A Shares, and shared investment authority over 1,912,852 Class A and Class B Shares (11.2% and 11.3% of Class A and Class B Shares respectively). Oakleigh B. Thorne has advised CCH that substantially all of the shares that are held by various trusts of which he is co-trustee with Chemical Bank are included in the table above. CCH has been advised that an additional 1,268,816 Class A and Class B Shares (7.4% and 7.5% of Class A and Class B Shares respectively) included in the table above are held by Oakleigh B. Thorne and John Akin of Seattle, Washington, as co-trustees under a trust in which voting authority over such Class A Shares is held by Mr. Thorne and investment authority over such Class A and Class B Shares is shared with Mr. Akin.
Section 16 Filings
Section 16(a) of the Securities Exchange Act of 1934 requires CCH's officers and directors and persons who own more than ten percent of a registered class of CCH's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulation to furnish CCH with copies of all Section 16(a) reports they file.
Based solely on its review of copies of such forms received by it and written representations from certain Reporting Persons, CCH believes that during 1994 its Reporting Persons complied with all Section 16(a) reporting requirements applicable to them.
Appointment of Auditors
The Board of Directors recommends approval of the appointment of Deloitte & Touche to audit the books and accounts of CCH for the fiscal year ending December 31, 1995. These professional accountants have served CCH in this capacity without interruption since 1943. Grant Thornton performs review work at CCH Editions Limited in accordance with programs and procedures established by Deloitte & Touche. A representative of Deloitte & Touche will be present at this meeting and will have the opportunity to make a statement and to respond to appropriate questions. During 1994, CCH paid Deloitte & Touche fees related to the audit function totalling $580,490 and $1,714,427 for non-audit services.
Voting Information
A stockholder may, with respect to the election of directors, (i) vote for the election of all eight director nominees named herein, (ii) withhold authority to vote for all such director nominees, or (iii) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote
by so indicating on the proxy.   A stockholder may, with
respect to each other matter specified in the notice of the meeting, (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter, or (iii) "ABSTAIN" from voting on the matter. A vote to abstain from voting on a matter has the legal effect of a vote against such matter. However, for quorum purposes abstentions would be counted to determine the number of shares present at the meeting. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders.
A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy is not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy that are not being voted with respect to a particular matter (the "nonvoted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. (Shares voted to abstain as to a particular matter will not be considered nonvoted shares.) Directors are elected by a plurality of the votes cast. Approval of each matter specified in the annual meeting notice requires the affirmative vote of a majority of the Class A Shares present in person or by proxy at the meeting and entitled to vote on such matter. Accordingly, nonvoted shares with respect to such matters will not affect the determination of whether such matters are approved or the outcome of the election of directors.


Stockholder Proposals
 In order to be considered for inclusion in the CCH proxy statement for the annual meeting to be held in 1996, any stockholder proposals must be received in proper form by CCH on or prior to November 2, 1995.
Additionally, in accordance with CCH By-Laws, only items of business brought before the annual meeting with proper notice may be conducted. Also, nominations for the Board of Directors (other than those made by or at the direction of the Board) must be made pursuant to timely notice. Such notices must be received by CCH at its executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which the notice of the date of the annual meeting was mailed or such prior disclosure was made. Any shareholder interested in presenting any such additional business or nomination at the 1996 annual meeting should contact the Secretary of CCH for details of the required form and substance of notices.
                                   By Order of the Board of
Directors
CCH INCORPORATED                   JoAnn Augustine
2700 Lake Cook Road                     Secretary
Riverwoods, Illinois  60015
March 2, 1995











 A copy, without exhibits, of CCH's Annual Report on Form 10-K for 1994 as filed with the Securities and Exchange Commission will be furnished without charge upon the written request of any stockholder entitled to vote at the meeting, directed to the attention of CCH's Secretary at the address shown above.



PROXY CARD 1995

FRONT

CCH INCORPORATED

Proxy is Solicited By the Board of Directors
For the Annual Meeting of Stockholders - March 30, 1995

The undersigned stockholder of CCH INCORPORATED hereby constitutes John I. Abernethy, Edward L. Massie and James C. Rooney proxies, with full authority, which may be exercised by any one or more of them, with power of substitution, to vote and act for the undersigned at the annual meeting of stockholders to be held at the corporation's office, 2700 Lake Cook Road, Riverwoods, Illinois, at
11:00 A.M. on March 30, 1995, and at any adjournment thereof, as designated below, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

[   ] Check here for the address change
[  ] Check here if you plan to attend the meeting.

New address: _______________________________________

_______________________________________

_______________________________________

(Continued and to be signed on reverse side.)


BACK
The Board of Directors recommends approval of ALL proposals.

1. Nominees: John C. Burton, William C. Egan, III,
    Edward L. Massie, Robert H. Mundheim, Daniel      FOR
WITHHOLD  FOR ALL (Except Nominees
    K. Thorne, Oakleigh B. Thorne, Oakleigh Thorne written below) _________________________
   and Ralph C. Whitley

2. To Ratify the selection of Deloitte & Touche as      FOR
AGAINST  ABSTAIN
    Independent Auditors for the Company for 1995.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.


Dated: ____________________, 1995

Signature(s) ___________________________________

_____________________________________________
Please sign exactly as name appears hereon. Joint owners should each sign personally.
Executors, trustees, etc., should indicated their titles when signing.


March 1, 1995




By Electronic Submission


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  CCH INCORPORATED
        Definitive Proxy Materials for Annual Meeting of
Shareholders to be
        held on March 30, 1995


Ladies and Gentlemen:

On behalf of CCH INCORPORATED, a Delaware corporation, (the "company") and in connection with its Annual Meeting of Shareholders to be held on March 30, 1995 (the "Annual Meeting"), we submit herewith for filing pursuant to Rule 14a - 6(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified by item 309 of Regulation S-T, definitive copies of the following documents relating to the Annual Meeting: (i) the Company's Notice of Annual Meeting, (ii) Proxy Statement and (iii) form of Proxy (collectively, the "Proxy Material"). The filing fee of $125 required by Rule 14a-6(i) (1) has previously been remitted by wire transfer to the U.S. Treasury designated lockbox depository at the Mellon Bank in Pittsburgh, Pennsylvania.

Pursuant to Item 304 (d) of Regulations S-T, the performance graph required by Item 402 (1) Regulation s-K has been furnished to the Securities and Exchange Commission (the "Commission") in connection with this electronic filing by submission of a paper copy of such performance graph to the Branch Chief in the Division of Corporation Finance.

Three copies of the Proxy Material and one copy of the Annual Report will be mailed to the NASDAQ National Market
System in accordance with rule 14a-6(b) under the Exchange
Act.

If questions arise concerning the foregoing or the Proxy
Material, please contact JoAnn Augustine at (312) 267-2257.


Very truly yours,






JoAnn Augustine

Secretary



/tam
Enclosures